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                                                                   EXHIBIT 99.1

                                                                   News Release
FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE


                  MALAN REALTY INVESTORS ANNOUNCES THE SALE OF
                              TWO SHOPPING CENTERS;
                           PARTIAL REDEMPTION CALL FOR
            $7.5 MILLION OF 9.5% CONVERTIBLE SUBORDINATED DEBENTURES


         BINGHAM FARMS, MICH., DECEMBER 11, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that it has completed the sale of two shopping centers totaling 207,534 feet of gross leasable area.

         The properties are the Westland Mall in Westland, Michigan, an 85,000 square-foot shopping center anchored by Dick's Sporting Goods, and Westland Plaza in Madison, Wisconsin, a 122,534 square-foot shopping center anchored by Burlington Coat Factory. Terms of the sale included assumption by the purchaser of Westland Mall of the existing mortgage with Wells Fargo Bank of $5.5 million. Net cash proceeds to Malan from the two transactions were approximately $4.3 million.


         Malan also announced it is calling for redemption on January 20, 2004, $7.5 million of its 9.5% Convertible Subordinated Debentures due July 15, 2004. The portion of the Debentures being called will be redeemed at par, plus accrued but unpaid interest, and retired. The aggregate principal balance of the Debentures is currently $32.6 million, which will decline to $19.6 million after a previously announced partial redemption is completed December 18, 2003. "We are pleased to be closing the year with strong property-sales activity, including these multi-tenant shopping centers," said Jeffrey Lewis, president and chief executive officer of Malan Realty Investors. "Upon completion of this redemption, total debt will have decreased by more than $40 million since the close of the third quarter, and the debentures have been reduced by over 70 percent."

         The portion of the Debentures to be redeemed will be selected by lot. The transfer books for the Debentures will be closed on December 19, 2003 for

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         purposes of this selection process. The transfer books will be reopened on the next business day. The Debentures currently trade on the New
         York Stock Exchange under the CUSIP number 561063-AA-6001.

         Prior to 5:00 p.m., EST, on January 20, 2004, holders of Debentures called for redemption may convert their Debentures into shares of Malan common stock at a price of $17.00 per share, or approximately 58.82 shares per $1,000 principal amount of Debentures. Cash will be paid in lieu of fractional shares. On December 10, 2003, the closing price of Malan common stock on the New York Stock Exchange was $5.16 per share.

         Holders of Debentures called for redemption who do not convert their Debentures into Malan common stock will have such Debentures redeemed on January 20, 2004. Upon redemption, they will receive $1,001.30 per $1,000 principal amount of Notes (consisting of the redemption price of $1,000 plus accrued and unpaid interest thereon from January 15, 2003 up to but not including January 20, 2004 of $1.30). No further interest will accrue thereafter on Debentures called for redemption.

         A notice of redemption is being mailed to all registered holders of the Debentures, including, where applicable, information concerning the specific Debentures selected by lot for redemption. Copies of the notice of redemption may be obtained from The Bank of New York, the paying agent and conversion agent, by calling Roxane Ellwanger at (312) 827-8574. The address of The Bank of New York is 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 27 properties located in eight states that contains an aggregate of approximately 2.2 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute the plan of liquidation, expenses incurred during the liquidation period, the company's ability to retire or refinance its indebtedness as it comes due, its success in selling assets, the changing market conditions affecting the sale prices of its properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, economic downturns, leasing activities, the outcome of the company's appeal of the court's decision affirming the Gramer litigation, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, other risks associated with the commercial real-estate

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         business, and other concerns as detailed in the company's filings from time to time with the Securities and Exchange Commission.


         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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